Exhibit 12

Cendant Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Year Ended December 31,
	2004		2003		2002		2001		2000
Earnings available to cover fixed charges:
Income before income taxes, minority interest and equity in Homestore	$2,554		$2,173		$1,547		$638		$980
Plus: Fixed charges	1,100		1,022		826		963		545
Amortization of capitalized interest	6		4		-		-		-
Less: Equity income (loss) in unconsolidated affiliates	-		-		2		(5)		17
Minority interest (pre-tax) in mandatorily redeemable preferred interest in a subsidiary	6		6		14		23		25
Minority interest (pre-tax) in mandatorily redeemable trust preferred securities	-		-		-		14		106
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges (a)	-		25		20		-		-
Capitalized interest	5		7		-		-		-

Earnings available to cover fixed charges	$3,649		$3,161		$2,337		$1,569		$1,377

Fixed charges (b):
Interest, including amortization of deferred financing costs	$942		$880		$718		$816		$381
Minority interest (pre-tax) in mandatorily redeemable preferred interest in a subsidiary	6		6		14		23		25
Minority interest (pre-tax) in mandatorily redeemable trust preferred securities	-		-		-		14		106
Interest portion of rental payment	152		136		94		110		33

Total fixed charges	$1,100		$1,022		$826		963		$545

Ratio of earnings to fixed charges	3.32	x	3.09	x	2.83	x	1.63	x	2.53	x

(a)	Includes minority expense related to the Company’s venture with Marriott International, Inc. of $25 million and $20 million during 2003 and 2002, respectively.

(b)
Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Year Ended December 31,
	2004	2003	2002	2001	2000
Incurred by the Company’s PHH subsidiary	$314	$264	$201	$258	$156
Related to the Company’s stockholder litigation settlement liability	-	-	-	131	63
Related to the debt under management and mortgage programs incurred by the Company’s car rental subsidiary	263	270	213	189	-
All other	365	346	304	238	162

	$942	$880	$718	$816	$381